NEWS RELEASE	FLOTEK INDUSTRIES, INC.
FLOTEK INDUSTRIES, INC. 7030 Empire Central Drive Houston, Texas 77040	Monday August 29, 2005 4:15 p.m. EST

FLOTEK EXECUTES AGREEMENT TO PURCHASE SOUTH TEXAS DRILLING TOOL RENTAL AND INSPECTION SERVICE BUSINESS

HOUSTON, August 29, 2005 - Flotek Industries, Inc. (FTK), announced the signing of a definitive agreement to purchase the assets of privately held Precision-LOR, Ltd. on August 26, 2005. Consideration to be paid is approximately $3.7 million cash and $1.2 million common stock. The deal is anticipated to close in early September.

Precision-LOR, Ltd., (“LOR”) is one of the premier drilling tool rental and inspection service providers in South Texas.

"The addition of LOR to our Drilling Products Group executes our strategy to expand the services provided and geographic footprint of our business”, stated Jerry D. Dumas, Sr., Chairman and Chief Executive Officer of Flotek. “The acquisition allows us to expand our drilling tool rental and sales business into South Texas further increasing the utilization of our rental tool inventory. We plan to expand the drilling tool inspection services throughout all of our operating locations including the Rocky Mountains. “

As previously announced, Flotek second-quarter profits rose 350% to $2.0 million, on total sales of $12.5 million up 159% from 2004. Net income for the second quarter increased to $2.0 million, or 29 cents per share, from $0.4 million, or 7 cents per share, a year ago. Earnings per share of 29 cents represent a 32% sequential increase over first quarter 2005 earnings per share of 22 cents.

Financial Results (in millions, except per share amounts):

	Three Months Ended		Six Months Ended
	June 30, 2005	June 30, 2004	June 30, 2005	June 30, 2004
Revenue	$12.5	$4.8	$23.5	$9.6

Net Income	$2.0	$0.4	$3.5	$0.7

Basic EPS	$0.29	$0.07	$0.51	$0.10
Diluted EPS	$0.26	$0.06	$0.46	$0.10

Shares of Flotek's common stock began trading on the American Stock Exchange under the symbol "FTK" on July 27, 2005.

For product information and additional information on the Company, please visit Flotek’s web site at http://www.flotekind.com

Flotek is a publicly traded company involved in the manufacturing and marketing of innovative specialty chemicals, downhole drilling and production equipment, and management of automated bulk material handling, loading and blending facilities. It serves major and independent companies in the domestic and international oilfield service industry.

Statements made in this press release, including those relating to the positive direction of the Company, increased revenue base, are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, which may cause results to differ materially from those set forth in these statements. Other factors identified in the Company’s filings with the Securities and Exchange Commission could also affect the forward-looking statements contained in this press release.

CONTACT:
Flotek Industries, Inc.
Rosalie Melia, Corporate Secretary
713.849.9911